Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-77060-99, 333-35323, 333-49561, 333-55827, 333-56349, 333-46222 and 333-107591) and the Registration Statements on Form S-3 (Nos. 333-82089, 333-94641, 333-31982, 333-46224 and 333-76378) of our report dated January 27, 2004, with respect to the consolidated financial statements and schedule of ATMI, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut
March 9, 2004